Exhibit 99.1

       First Niagara Financial Group, Inc. Names Kolkmeyer President & CEO
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First Niagara Financial Group, Inc. (the"Company") (NASDAQ: FNFG) parent of
First Niagara Bank, (the "Bank") today announced the appointment of Paul J. Kolkmeyer as President and CEO of both the Bank and the Company. Kolkmeyer, who has been with First Niagara for nearly 14 years, has been serving as Interim President and CEO since the August 2003 death of William E. Swan.

"We have determined that Paul is the most qualified person to move our Company forward to fulfill the vision we all share for First Niagara with the same core values that make our Company strong," said Robert G. Weber, Chairman of the Board of Directors. "We thank him for the leadership and stability he brought to First Niagara over the last few months and look forward to a very successful future with him at the helm."

Kolkmeyer joined First Niagara as Senior Vice President and Chief Financial Officer. During his tenure, the Company will have grown from a $500 million bank to a $5.0 billion financial services company at the close of its previously announced acquisition of Troy Financial Corporation. He has served as Executive Vice President and Chief Operating Officer of First Niagara Bank and First Niagara Financial Group, Inc. since July 2002. Prior to joining First Niagara, he spent nine years in New York City as Vice President for Morgan Guaranty Trust Company and at M&T Bank. He began his career in Western New York with KPMG LLP and then the Carborundum Company in Niagara Falls.

"I am pleased with the Search Committee's confidence in my ability to move First Niagara forward," said Kolkmeyer. "We have a bright future ahead. With a strong strategic business plan, a team of very talented employees and a culture that strives to exceed customer expectations and encourage employee excellence, we will continue to drive growth and create value."

Kolkmeyer currently serves on the Executive Committee and Board of the Niagara USA Chamber of Commerce. He is also on the Board of Regents at Canisius College and Chairman of the Canisius College Council on Accountancy. In 1999, he was recognized by Canisius College as the Western New York "Accountant of the Year."

Kolkmeyer grew up in the Town of Tonawanda, a Buffalo, NY, suburb. He graduated with a bachelor's degree in accounting from Canisius College and earned his MBA in finance from Fordham University.

He and his wife, Nancy, reside in Lockport, NY, with their two children.

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Special Note: A photo of Kolkmeyer is available in TIFF and JPEG formats via email. To request a photo, please contact leslie.garrity@fnfg.com. Please specify format and deadline.

First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $3.5 billion and deposits of $2.3 billion. On August 11, 2003, First Niagara Financial Group, Inc. entered into an agreement to acquire Troy Financial Corporation, which will add 21 banking centers in the Capital Region around Albany, NY. The transaction is expected to close in January 2004. First Niagara Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 47 banking centers, a loan production office, several financial services subsidiaries and 70 ATMs throughout upstate New York. First Niagara's range of products includes personal and business checking, savings, business loan and mortgage products, cash management services, investment alternatives, lease financing and trust services. The Company offers an expanded product line, which includes commercial and personal insurance and investment advisory services.

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Officer Contacts
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
Paul J. Kolkmeyer...........................     President and CEO

Christopher J. Thome........................     Reporting and Investor Relations Manager
                                                 (716) 625-7645
                                                 chris.thome@fnfg.com
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Leslie G. Garrity...........................     Public Relations and Corporate Communications Manager
                                                 (716) 625-7528
                                                 leslie.garrity@fnfg.com
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Corporate Information
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First Niagara Financial Group, Inc.              Transfer Agent and Registrar
6950 South Transit Road                          Mellon Investor Services, LLC
P.O. Box 514                                     P.O. Box 3315
Lockport, New York 14095-0514                    South Hackensack, NJ 07606
Telephone (800) 201-6621                         Telephone (800) 851-9677
www.fnfg.com                                     www.melloninvestor.com
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